Exhibit 5.2

1271 Avenue of the Americas New York, New York 10020-1401 Tel: +1.212.906.1200 Fax: +1.212.751.4864 www.lw.com

FIRM / AFFILIATE OFFICES

	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Chicago	Paris
	Dubai	Riyadh
January 23, 2026	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tel Aviv
	Los Angeles	Tokyo
FuboTV Inc.	Madrid	Washington, D.C.

1290 Avenue of the Americas

New York, NY 10104

Re:	Registration Statement on Form S-3 (No. 333-292921); Up to 29,270,178 shares of Class A Common Stock issuable upon conversion of Convertible Senior Secured Notes due 2029

To the addressee set forth above:

We have acted as special counsel to FuboTV Inc., a Delaware corporation (the “Company”), in connection with the resale from time to time by the selling stockholders (the “Selling Stockholders”) named in the Prospectus Supplement (as defined below) of up to 29,270,178 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) issuable to the Selling Stockholders upon conversion of the Company’s Convertible Senior Secured Notes due 2029 (the “Shares”). The resale of the Shares is being registered pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 23, 2026 (Registration No. 333-292921) (as amended, the “Registration Statement”), a base prospectus dated January 23, 2026 included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), and a prospectus supplement dated January 23, 2026 filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Selling Stockholders and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

January 23, 2026

Subject to the foregoing and the other matters set forth herein, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and reserved for issuance upon conversion of the Convertible Senior Secured Notes due 2029 and, assuming issuance of the Shares upon conversion of the Convertible Senior Secured Notes due 2029 on the date hereof in accordance with the terms of the Convertible Senior Secured Notes due 2029 and the Indenture, dated as of January 2, 2024, by and among the Company, the guarantors from time to time party thereto (the “Guarantors”), and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”), as amended and supplemented by the Supplemental Indenture, dated as of October 29, 2025, by and among the Company, the Guarantors, and the Trustee and Collateral Agent, would be validly issued, fully paid and nonassessable.

Our opinion is subject to the effect of bankruptcy. We express no opinion with respect to any provision permitting, upon acceleration of the Convertible Senior Secured Notes due 2029, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

In rendering this opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Prospectus Supplement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on January 23, 2026 and to the reference to our firm contained in the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

Latham & Watkins LLP